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                                                                EXHIBIT 99.10


               [JOSEPH J. BLAKE AND ASSOCIATES, INC. LETTERHEAD]


October 14, 1997


Ms. Leigh Walters
INSIGNIA FINANCIAL GROUP, INC.
1 Insignia Financial Plaza
Greenville, South Carolina 29602

RE: LANDMARK WOODS APARTMENTS
    1400 CHEROKEE ROAD
    FLORENCE, SOUTH CAROLINA 29501


Dear Ms. Walters:

In accordance with your request, we have inspected and prepared an appraisal of the above-referenced real property. The subject consists of a garden apartment complex containing 104 units in thirteen two-story buildings, on approximately 7.8 acres. The property is located on the south side of Cherokee Road opposite Saluda Drive in the City of Florence, South Carolina. The subject was constructed in 1973, is of average to good quality and appeared to be in average to good condition. On-site amenities consist of a pool and meeting room.

Current occupancy as of the date of inspection was 86.5%, which reflects non-renewal of seven units by a corporate client in May 1997. Occupancy rates at competing apartment developments in and around Florence are consistently in the 95% to 99% range, and our estimate of value assumes a similar occupancy level for the subject.

The purpose of the appraisal is to estimate the market value of the property's fee simple interest. Our appraisal is intended to conform with, and is subject to, the Code of Professional Ethics and Standards of Professional Practice as set forth by the Appraisal Institute, as well as the Uniform Standards of Professional Appraisal Practice (USPAP) and Title XI of the Financial Institutions Recovery and Enforcement Act of 1989 (FIRREA). The appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.



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Ms. Leigh Walters
October 14, 1997
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Attached hereto is our appraisal report which describes our investigation and analyses, together with Certification, Basic Assumptions and Limiting Conditions, upon which we have based our opinions of value. It is our opinion that the market value of the fee simple interest in the property, free and clear of financing, as of September 15, 1997, is:

                  THREE MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                   $3,800,000

If you have any questions or comments, please do not hesitate to contact the undersigned.

Sincerely,

JOSEPH J. BLAKE & ASSOCIATES, INC.

/s/ JOHN CICERO                                               /s/ LEE GRUBMAN
John Cicero, MAI                                                  Lee Grubman
Vice President                                                    Associate
South Carolina Temporary
Practice Permit #758-97